As filed with the Securities and Exchange Commission on April 23, 2021

Commission File No. 002-85378
Commission File No. 811-03462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 107

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 107

Meeder Funds

P.O. Box 7177, 6125 Memorial Drive, Dublin, Ohio 43017

(614) 766-7000

Robert S. Meeder, Jr., President – Meeder Asset Management, Inc.

P.O. Box 7177, 6125 Memorial Drive, Dublin, Ohio 43017

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely for the purposes of amending Part C and filing the Registrant’s Code of Ethics as Exhibit (p).

Part A and B of Post-Effective Amendment No. 104 for the Meeder Funds and Post-Effective Amendment No. 105 to the Institutional Prime Registration Statements filed on April 16, 2021 are incorporated by reference.

MEEDER FUNDS

PART C

OTHER INFORMATION

Item 28.	Exhibits

Exhibit No.	Description of Exhibits
(p)	Code of Ethics